Exhibit 99.1

PR INQUIRIES:	IR INQUIRIES:
Suzanne Runald	Charles Messman
Public Relations 949-362-5800 pr@smithmicro.com	Investors Relations 949-362-5800 IR@smithmicro.com

Smith Micro Reports 2016 Third Quarter Financial Results

Aliso Viejo, CA, October 26, 2016 – Smith Micro Software, Inc. (NASDAQ:SMSI), today reported financial results for its third quarter ended September 30, 2016.

“As previously announced, revenue for the third quarter of 2016 was $6.5 million,” said William W. Smith Jr., President and CEO of Smith Micro Software. “During the quarter, revenue was significantly impacted by two large orders that did not close as expected, due to timing issues with our customers. We currently expect to receive these orders over the next few quarters.”

“With the shortfall in near term revenues, the Company has begun making some significant changes throughout the organization, lowering costs, better integrating the teams from our recent acquisitions, and streamlining our operations. We don’t expect these changes to have an impact on our ability to grow revenue as we look to return to profitability.”

Fiscal Third Quarter 2016 Financial Results:

Smith Micro Software reported revenues of $6.5 million for the third quarter ended September 30, 2016, compared to $9.6 million reported in the third quarter ended September 30, 2015.

Third quarter 2016 gross profit on both a GAAP and non-GAAP basis (which excludes stock-based compensation) was $4.7 million, compared to $7.6 million reported in the third quarter of 2015.

GAAP gross profit as a percentage of revenue was 72.2 percent for the third quarter of 2016, compared to 79.6 percent for the third quarter of 2015. Non-GAAP gross profit as a percentage of revenue was 72.3 percent for the third quarter of 2016, compared to 79.6 percent for the same quarter last year.

Smith Micro Software Third Quarter 2016 Financial Results	Page 2 of 7

GAAP net loss for the third quarter of 2016 was $4.3 million, or $0.35 loss per diluted share, compared to a GAAP net loss of $0.8 million, or $0.07 loss per diluted share, for the third quarter of 2015.

Non-GAAP net loss (which excludes stock-based compensation, amortization of intangibles, and non-cash tax expense) for the third quarter of 2016 was $2.4 million, or $0.19 loss per diluted share, compared to a non-GAAP net loss of $0.1 million, or $0.01 loss per diluted share, for the third quarter of 2015.

Fiscal September Year-To-Date 2016 Financial Results:

For the nine months ended September 30, 2016, the Company reported revenues of $21.2 million, compared to $29.5 million for the nine months ended September 30, 2015.

GAAP and non-GAAP (which excludes stock-based compensation) gross profit was $15.3 million for the nine months ended September 30, 2016, compared to $23.4 million for the nine months ended September 30, 2015.

GAAP and non-GAAP gross profit as a percentage of revenues was 72.5 percent for the nine months ended September 30, 2016, compared to 79.2 percent for the same period last year.

GAAP net loss for the nine months ended September 30, 2016 was $11.3 million, or a loss of $0.96 per diluted share, compared to a GAAP net loss for the nine months ended September 30, 2015 of $2.0 million, a loss of $0.17 per diluted share.

Non-GAAP net loss (which excludes stock-based compensation, amortization of intangibles, and non-cash tax expense) for the nine months ended September 30, 2016 was $6.2 million, or $0.52 loss per diluted share, compared to a non-GAAP net loss of $0.2 million, or $0.02 per diluted share, for the nine months ended September 30, 2015.

Total cash and cash equivalents and short-term investments at September 30, 2016 were $5.9 million.

Fully diluted weighted average common shares outstanding as of September 30, 2016 were 11.8 million, compared to 11.5 million fully diluted weighted average common shares outstanding as of September 30, 2015.

The Company uses a non-GAAP reconciliation of gross profit, income (loss) before taxes, net income (loss) and earnings (loss) per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation since stock-based compensation and the amortization of intangible assets are excluded from the non-

Smith Micro Software Third Quarter 2016 Financial Results	Page 3 of 7

GAAP earnings calculation and adjustments are made for Proforma taxes. Since we are in a cumulative loss position, the non-GAAP income tax expense (benefit) for the period ended September 30, 2016 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s third quarter 2016 results at 4:30 p.m. ET, October 26, 2016. To access the call, dial (800) 343-0821, international participants can call 785-830-1978, when prompted provide the participant pass code 2135096. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers, device manufacturers, and enterprise businesses around the world. From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual messaging, video streaming, and 2D/3D graphics applications. For more information, visit smithmicro.com (NASDAQ: SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new sales opportunities and interest in the company’s products and solutions, the company’s ability to increase its revenue by capitalizing on new opportunities, and customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company’s ability to compete effectively with other software and technology companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking

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statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Third Quarter 2016 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

		Stock			Non-
	GAAP	Compensation	Amortization	Taxes	GAAP
Three Months Ended 9/30/16:
Gross profit	$4,680	$1	$—	$—	$4,681
Loss before provision for income taxes	($4,303)	$408	$85	$—	($3,810)
Net loss	($4,314)	$408	$85	$1,459	($2,362)
EPS-diluted	($0.35)	$0.03	$0.01	$0.12	($0.19)
Three Months Ended 9/30/15:
Gross profit	$7,627	$3	$—	$—	$7,630
Loss before provision for income taxes	($764)	$544	$—	$—	($220)
Net loss	($770)	$544	$—	$89	($137)
EPS-diluted	($0.07)	$0.05	$0.00	$0.01	($0.01)
Nine Months Ended 9/30/16:
Gross profit	$15,327	$3	$—	$—	$15,330
Loss before provision for income taxes	($11,252)	$1,175	$112	$—	($9,965)
Net loss	($11,300)	$1,175	$112	$3,835	($6,178)
EPS-diluted	($0.96)	$0.10	$0.01	$0.33	($0.52)
Nine Months Ended 9/30/15:
Gross profit	$23,353	$9	$—	$—	$23,362
Loss before provision for income taxes	($1,988)	$1,697	$—	$—	($291)
Net loss	($2,011)	$1,697	$—	$133	($181)
EPS-diluted	($0.17)	$0.15	$0.00	$0.00	($0.02)

Smith Micro Software Third Quarter 2016 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2016 and 2015

(in thousands, except per share amounts) - unaudited

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Revenues	$6,478	$9,586	$21,151	$29,501
Cost of revenues	1,798	1,959	5,824	6,148

Gross profit	4,680	7,627	15,327	23,353
Operating expenses:
Selling and marketing	2,541	2,220	7,389	6,639
Research and development	4,174	3,480	12,204	10,268
General and administrative	2,522	2,695	7,878	8,437

Total operating expenses	9,237	8,395	27,471	25,344

Operating loss	(4,557)	(768)	(12,144)	(1,991)
Non-operating income:
Change in fair value of warrant liability	335	—	335	—
Change in fair value of contingent liability	11	—	668	—
Interest income (expense), net	(83)	—	(81)	—
Other income (expense), net	(9)	4	(30)	3

Loss before provision for income taxes	(4,303)	(764)	(11,252)	(1,988)

Provision for income tax expense	11	6	48	23

Net loss	$(4,314)	$(770)	$(11,300)	$(2,011)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	—	—	2	1

Other comprehensive income, net of tax	—	—	2	1

Comprehensive loss	$(4,314)	$(770)	$(11,298)	$(2,010)

Loss per share:
Basic and diluted	$(0.35)	$(0.07)	$(0.96)	$(0.17)
Weighted average shares outstanding:
Basic and diluted	12,209	11,540	11,826	11,494

Smith Micro Software Third Quarter 2016 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$5,943	$8,819
Short term investments	1	4,078
Accounts receivable, net	5,257	8,145
Income tax receivable	17	13
Inventory, net	18	39
Prepaid and other assets	1,225	692

Total current assets	12,461	21,786
Equipment & improvements, net	1,834	2,492
Other assets	154	195
Intangible assets, net	1,241	—
Goodwill	3,368	—

TOTAL ASSETS	$19,058	$24,473

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,775	$1,708
Accrued liabilities	4,665	5,064
Warrant liability	1,761	—
Deferred revenue	591	440

Total current liabilities	8,792	7,212
Related party notes payable, net	883	—
Notes payable, net	883	—
Other long-term liabilities	3,108	3,235

Total non-current liabilities	4,874	3,235
Stockholders’ Equity:
Common stock	12	46
Additional paid in capital	227,565	224,867
Accumulated comprehensive deficit	(222,185)	(210,887)

Total stockholders’ equity	5,392	14,026

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$19,058	$24,473